Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-284538

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 20, 2026.

GS Finance Corp. $ Trigger Autocallable GEARS Linked to an Equally Weighted Basket of Stocks due guaranteed by The Goldman Sachs Group, Inc.
Investment Description

The amount you will be paid on your securities is based on the performance of an equally weighted basket comprised of the common stock, American depositary shares, capital stock, ordinary shares and subordinate voting shares (basket stocks) of 31 companies. The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The securities will mature on the stated maturity date unless they are automatically called on the call observation date.

The initial basket level is 100 and the closing level of the basket on the call observation date and the determination date, as applicable, will equal the sum of the products, as calculated for each basket stock, of: (i) its closing price on the call observation date or determination date, as applicable, divided by its initial basket stock price on the trade date multiplied by (ii) its initial weighted value.

Unless your securities are automatically called, if the closing level of the basket on the determination date (the final basket level) is greater than the initial basket level, then the return on your securities will be positive and equal the product of the upside gearing times the basket return (the percentage increase or decrease in the final basket level from the initial basket level). If the final basket level is equal to or less than the initial basket level but greater than or equal to the downside threshold, you will receive the face amount of your securities at maturity.

If the final basket level is less than the downside threshold, you will receive less than the face amount of your securities, resulting in a percentage loss on your investment equal to the basket return and you could lose all of your investment.

Your securities will be automatically called if the closing level of the basket on the call observation date is greater than or equal to the autocall barrier, resulting in a payment on the call payment date for each $10 face amount of your securities equal to the face amount per security plus the product of $10 times the call return specified below.

Declines in one basket stock may offset increases in the other basket stocks.

Investing in the securities involves significant risks. You may lose a significant portion or all of your investment and will not receive any coupon during the term of the securities. The contingent repayment of principal applies only at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

Features	Key Dates*

O  Automatic Call Feature – Your securities will be automatically called and you will receive the face amount of your securities plus the product of $10 times the call return on the call payment date if the closing level of the basket is greater than or equal to the autocall barrier on the call observation date.

O  Enhanced Exposure to Positive Basket Return – At maturity, if the securities have not been automatically called and the final basket level is greater than the initial basket level, you will receive a payment equal to the face amount of your securities plus a return equal to the basket return times the upside gearing.

O  Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure – At maturity, if the securities have not been automatically called and the final basket level is equal to or less than the initial basket level but greater than or equal to the downside threshold, you will receive a payment equal to the face amount of your securities. If, however, the final basket level is less than the downside threshold, you will receive less than the face amount of your securities, if anything, resulting in a percentage loss on your investment equal to the basket return. You may lose your entire investment. The contingent repayment of principal applies only if you hold the securities to maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

	Trade date	April 24, 2026
	Original issue date	April 29, 2026
	Call observation date**	May 3, 2027
	Call payment date**	May 6, 2027
	Determination date**	April 24, 2029
	Stated maturity date**	April 27, 2029
*Expected.
**Subject to postponement.

Notice to investors: the securities are a riskier investment than ordinary debt securities. GS Finance Corp. is not necessarily obligated to repay the face amount of the securities at maturity, and the securities may have the same downside market risk as the basket. This market risk is in addition to the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. You should not purchase the securities if you do not understand or are not comfortable with the significant risks involved in investing in the securities.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13.

Key Terms

Basket	Initial Weighted Value	Initial Basket Level	Autocall Barrier	Upside Gearing	Downside Threshold	Call Return	CUSIP	ISIN
an equally weighted basket of 31 basket stocks (see PS-4)	equally weighted (see PS-4)	100.00	100.00% of the initial basket level	1.50	75.00% of the initial basket level	between 19.60% and 21.60%	36273Y497	US36273Y4970

The estimated value of your securities at the time the terms of your securities are set on the trade date is expected to be between $9.20 and $9.50 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your securities, if it makes a market in the securities, see page PS-2.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the face amount	0% of the face amount	100% of the face amount*

*Goldman Sachs & Co. LLC will sell the securities to UBS Financial Services Inc., the selling agent, at 100% of the face amount of the securities. UBS Financial Services Inc. will sell the securities to fee-based advisory accounts for which it is an investment advisor and will not receive any underwriting discount or any sales commission relating to these sales.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Pricing Supplement No. dated , 2026.

The issue price, underwriting discount and net proceeds listed above relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $9.20 and $9.50 per $10 face amount, which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $ per $10 face amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over a 90 day period from the time of pricing). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

• General terms supplement no. 17,745 dated January 20, 2026

• Prospectus supplement dated February 14, 2025

• Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “underlier(s)” and “index stock(s)” shall be deemed to refer to “basket stock(s)”.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Minimum Purchase Amount of Securities Offered Hereby

In connection with the initial offering of the securities, the minimum face amount of securities that may be purchased by any investor is $1,000.

Investor Suitability

The securities may be suitable for you if, among other considerations:

• You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

• You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the basket or the basket stocks.

• You believe that the level of the basket will appreciate over the term of the securities.

• You can tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the basket and prices of the basket stocks.

• You understand and accept that your securities will be automatically called on the call observation date if the closing level of the basket so appreciates and that your potential return is limited to the call return (the actual call return will be set on the trade date).

• You are willing to invest in the securities based on the downside threshold and upside gearing specified on the cover hereof and if the call return was set equal to the bottom of the range indicated on the cover hereof (the actual call return will be set on the trade date).

• You understand and accept that if the securities are automatically called, you will not participate in any appreciation in the level of the basket or the price of any basket stock and your potential return is limited to the call return (the actual call return will be set on the trade date).• You believe the closing level of the basket will be greater than or equal to the autocall barrier on the call observation date or the initial basket level on the determination date.

• You do not seek current income from your investment and are willing to forgo dividends paid on the basket stocks.

• You are able and willing to invest in securities that may be automatically called early or you are otherwise able and willing to hold the securities to maturity.

• You accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which GS&Co., is willing to purchase the securities.

• You understand and accept the risks associated with the basket and the basket stocks.

• You are willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the securities, and understand that if GS Finance Corp. and The Goldman Sachs Group, Inc. default on their obligations, you may not receive any amounts due on the securities.

The securities may not be suitable for you if, among other considerations:

• You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of a significant portion or all of your investment.

• You require an investment designed to provide a full return of principal at maturity.

• You cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the same downside market risk as an investment in the basket or the basket stocks.

• You believe that the level of the basket will decline during the term of the securities and the final underlying basket level is likely to close below the downside threshold on the determination date.

• You cannot tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket or prices of the basket stocks.

• You are not willing to invest in the securities based on the downside threshold or upside gearing specified on the cover hereof or if the call return was set equal to the bottom of the range indicated on the cover hereof (the actual call return will be set on the trade date).

• You do not understand or accept that, if the securities are automatically called, you will not participate in any appreciation in the level of the basket and your potential return is limited to the call return (the actual call return will be set on the trade date).

• You do not believe the closing level of the basket will be greater than or equal to the autocall barrier on the call observation date or the initial basket level on the determination date.

• You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

• You seek current income from your investment or prefer to receive the dividends paid on the basket stocks.

• You are unable or unwilling to invest in securities that may be automatically called early, or you are otherwise unable or unwilling to hold the securities to maturity, or you seek an investment for which there will be an active secondary market.

• You do not understand or accept the risks associated with the basket or the basket stocks.

• You are not willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Additional Risk Factors Specific to Your Securities” section of this pricing supplement. For more information on the basket and the basket stocks, please see the section titled “The Underlying Basket and the Basket Stocks” below.

Key Terms (continued)

Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlying basket:

An equally weighted basket comprised of the following basket stocks (each individually, a basket stock). For each basket stock, its current Bloomberg ticker, type of security, current primary listing, initial weight in the underlying basket, initial weighted value and initial basket stock price are set forth below:

	Basket Stock	Current Bloomberg Ticker	Type of Security	Current Primary Listing	Initial Weight in Underlying Basket	Initial Weighted Value	Initial Basket Stock Price
	Advanced Energy Industries, Inc.	AEIS UW	Common Stock	Nasdaq Global Select Market	approximately 3.23%	100/31 (approximately 3.23)
	Advanced Micro Devices, Inc.	AMD UW	Common Stock	Nasdaq Global Select Market	approximately 3.23%	100/31 (approximately 3.23)
	Alibaba Group Holding Limited	BABA UN	An American depositary share (“ADS”), representing eight ordinary shares	New York Stock Exchange	approximately 3.23%	100/31 (approximately 3.23)
	Alphabet Inc.	GOOG UW	Class C Capital Stock	Nasdaq Global Select Market	approximately 3.23%	100/31 (approximately 3.23)
	Amazon.com, Inc.	AMZN UW	Common Stock	Nasdaq Global Select Market	approximately 3.23%	100/31 (approximately 3.23)
	Apple Inc.	AAPL UW	Common Stock	Nasdaq Stock Market LLC	approximately 3.23%	100/31 (approximately 3.23)
	Applied Materials, Inc.	AMAT UW	Common Stock	Nasdaq Stock Market LLC	approximately 3.23%	100/31 (approximately 3.23)
	AppLovin Corporation	APP UW	Class A Common Stock	The Nasdaq Stock Market LLC	approximately 3.23%	100/31 (approximately 3.23)
	Arista Networks, Inc.	ANET UN	Common Stock	New York Stock Exchange	approximately 3.23%	100/31 (approximately 3.23)
	ASML Holding NV	ASML UW	Ordinary Share	Nasdaq Stock Market LLC	approximately 3.23%	100/31 (approximately 3.23)
	Broadcom Inc.	AVGO UW	Common Stock	Nasdaq Global Select Market	approximately 3.23%	100/31 (approximately 3.23)
	Capital One Financial Corporation	COF UN	Common Stock	New York Stock Exchange	approximately 3.23%	100/31 (approximately 3.23)
	Coherent Corp. (formerly II-VI Incorporated)	COHR UN	Common Stock	New York Stock Exchange	approximately 3.23%	100/31 (approximately 3.23)
	Credo Technology Group Holding Ltd	CRDO UW	Ordinary Share	Nasdaq Stock Market LLC	approximately 3.23%	100/31 (approximately 3.23)
	Digital Realty Trust, Inc.	DLR UN	Common Stock	New York Stock Exchange	approximately 3.23%	100/31 (approximately 3.23)

Intuit Inc.	INTU UW	Common Stock	Nasdaq Global Select Market	approximately 3.23%	100/31 (approximately 3.23)
Marvell Technology, Inc.	MRVL UW	Common Stock	Nasdaq Global Select Market	approximately 3.23%	100/31 (approximately 3.23)
Meta Platforms, Inc. (formerly Facebook, Inc.)	META UW	Class A Common Stock	Nasdaq Stock Market LLC	approximately 3.23%	100/31 (approximately 3.23)
Micron Technology, Inc.	MU UW	Common Stock	Nasdaq Global Select Market	approximately 3.23%	100/31 (approximately 3.23)
Microsoft Corporation	MSFT UW	Common Stock	Nasdaq Stock Market LLC	approximately 3.23%	100/31 (approximately 3.23)
Netflix, Inc.	NFLX UW	Common Stock	Nasdaq Global Select Market	approximately 3.23%	100/31 (approximately 3.23)
NVIDIA Corporation	NVDA UW	Common Stock	Nasdaq Global Select Market	approximately 3.23%	100/31 (approximately 3.23)
Oracle Corporation	ORCL UN	Common Stock	New York Stock Exchange	approximately 3.23%	100/31 (approximately 3.23)
Rockwell Automation, Inc.	ROK UN	Common Stock	New York Stock Exchange	approximately 3.23%	100/31 (approximately 3.23)
ServiceNow, Inc.	NOW UN	Common Stock	New York Stock Exchange	approximately 3.23%	100/31 (approximately 3.23)
Shopify Inc.	SHOP UW	Class A Subordinate Voting Share	Nasdaq Global Select Market	approximately 3.23%	100/31 (approximately 3.23)
Snowflake Inc.	SNOW UN	Common Stock	New York Stock Exchange	approximately 3.23%	100/31 (approximately 3.23)
Taiwan Semiconductor Manufacturing Company Limited	TSM UN	An ADS, representing five common shares	New York Stock Exchange	approximately 3.23%	100/31 (approximately 3.23)
Uber Technologies, Inc.	UBER UN	Common Stock	New York Stock Exchange	approximately 3.23%	100/31 (approximately 3.23)
Verizon Communications Inc.	VZ UN	Common Stock	New York Stock Exchange	approximately 3.23%	100/31 (approximately 3.23)
Visa Inc.	V UN	Class A Common Stock	New York Stock Exchange	approximately 3.23%	100/31 (approximately 3.23)

Face amount:

$ in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations:	$10 or any integral multiple of $10 in excess thereof
Principal amount:

Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, the company will pay, for each $10 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:
•
if the final underlying basket level is greater than the initial underlying basket level, the sum of (i) $10 plus (ii) the product of (a) the underlying basket return times (b) $10 times (c) the upside gearing;
•
if the final underlying basket level is equal to or less than the initial underlying basket level but greater than or equal to the downside threshold, $10; or
•
if the final underlying basket level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the underlying basket return

Company’s redemption right (automatic call feature):

If a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the call payment date, for each $10 of the outstanding face amount, equal to the sum of (i) $10 plus (ii) the product of $10 times the call return

Redemption event:	a redemption event will occur if, as measured on the call observation date, the closing level of the underlying basket is greater than or equal to the autocall barrier
Initial underlying basket level:	100.00
Initial basket stock price:	With respect to a basket stock, the closing price of one share of such basket stock on the trade date, as set forth under “— Underlying basket” above
Final underlying basket level:	the closing level of the underlying basket on the determination date
Closing level of the underlying basket:

on the call observation date or the determination date, the sum of the products, as calculated for each basket stock, of: (i) the quotient of (a) the closing price of such basket stock on such date divided by (b) the initial basket stock price of such basket stock times (ii) the initial weighted value of such basket stock, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day — Notes Linked to a Basket of Underliers” in the accompanying general terms supplement

Underlying basket return:	the quotient of (i) the final underlying basket level minus the initial underlying basket level divided by (ii) the initial underlying basket level, expressed as a percentage
Upside gearing:	1.50
Downside threshold:	75.00% of the initial underlying basket level
Trade date:	expected to be April 24, 2026
Original issue date (set on the trade date):	expected to be April 29, 2026
Determination date (set on the trade date):	expected to be April 24, 2029, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date (set on the trade date):	expected to be April 27, 2029, subject to adjustment as described in the accompanying general terms supplement
Autocall barrier:	100.00% of the initial underlying basket level
Call return (set on the trade date):	expected to be between 19.60% and 21.60%
Call observation date (set on the trade date):	expected to be May 3, 2027, subject to adjustment as described in the accompanying general terms supplement
Call payment date (set on the trade date):	expected to be May 6, 2027, subject to adjustment as described in the accompanying general terms supplement
Calculation agent:	Goldman Sachs & Co. LLC (“GS&Co.”)

Investment Timeline With Respect to The Securities Offered Hereby

Trade Date	The initial basket stock price of each basket stock and the final terms of the securities are set

Call Observation Date

Your securities will be automatically called if the closing level of the underlying basket on the call observation date is greater than or equal to the autocall barrier. If your securities are automatically called on the call observation date, on the related call payment date we will pay you an amount in cash for each $10 face amount of your securities equal to the sum of (i) $10 plus (ii) the product of $10 times the call return, and no further payments will be made on the securities.

Maturity Date

The final underlying basket level is determined as of the determination date.

If the securities are not automatically called and the final underlying basket level is greater than the initial underlying basket level, the sum of (i) $10 plus (ii) the product of (a) the underlying basket return times (b) $10 times (c) the upside gearing;

If the securities are not automatically called and the final underlying basket level is equal to or less than the initial underlying basket level but greater than or equal to the downside threshold, $10; or

If the securities are not automatically called and the final underlying basket level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the underlying basket return. You will receive less than the face amount of your securities at maturity, resulting in a loss on your investment proportionate to the decline of the underlying basket.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. IF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

HYPOTHETICAL EXAMPLES
(Hypothetical examples use hypothetical terms only. Actual terms will vary.)

The following examples illustrate the hypothetical payments upon an automatic call or at maturity under different hypothetical scenarios for a $10 security linked to the underlying basket based on the assumptions set forth in the table below. The actual terms for the offering of securities are specified above.

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the underlying basket or hypothetical closing prices of the basket stocks, as applicable, on the call observation date and on the determination date could have on the amount of cash payable on the call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of underlying basket levels and closing prices of the basket stocks that are entirely hypothetical; no one can predict what the level of the underlying basket will be on any day throughout the life of your securities, what the closing level of the underlying basket will be on the call observation date or what the final underlying basket level will be on the determination date. The basket stocks have been highly volatile in the past — meaning that the prices of the basket stocks have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the face amount and held to the call payment date or the stated maturity date. If you sell your securities in a secondary market prior to the call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket stocks, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your securities at the time the terms of your securities are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your securities. For more information on the estimated value of your securities, see “Additional Risk Factors Specific to Your Securities — The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities” on page PS-13 of this pricing supplement.

Key Terms and Assumptions
Face amount	$10
Upside gearing	1.50
Downside threshold	75.00% of the initial underlying basket level
Call return	19.60%
Neither a market disruption event nor a non-trading day occurs with respect to any basket stock on the originally scheduled call observation date or the originally scheduled determination date
No change in or affecting any of the basket stocks
Securities purchased on original issue date at the face amount and held to the call payment date or the stated maturity date

Moreover, we have not yet set the initial basket stock prices of the basket stocks that will serve as the baselines for determining if the securities will be automatically called and the amount that we will pay on your securities, if any, on the call payment date or at maturity. We will not do so until the trade date. As a result, the actual initial basket stock prices of the basket stocks may differ substantially from their prices prior to the trade date.

For these reasons, the actual performance of the underlying basket over the life of your securities, as well as the amount payable on the call payment date or at maturity, may bear little relation to the hypothetical examples shown below or to the historical prices of each basket stock shown elsewhere in this pricing supplement. For information about the basket stocks during recent periods, see “The Underlying Basket and the Basket Stocks — Historical Closing Prices of the Basket Stocks” on page PS-21. Before investing in the securities, you should consult publicly available information to determine the prices of the basket stocks between the date of this pricing supplement and the date of your purchase of the securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the basket stocks.

Hypothetical Amount In Cash Payable on the Call Payment Date

The example below shows the hypothetical amount that we would pay on the call payment date with respect to each $10 face amount of the securities if the closing level of the underlying basket is greater than or equal to the autocall barrier on the call observation date.

If, for example, your securities are automatically called on the call observation date (i.e., on the call observation date the closing level of the underlying basket is greater than or equal to the autocall barrier), the amount in cash that we would deliver for each $10 face amount of your securities on the call payment date would be the sum of (i) $10 plus (ii) the product of $10 times the call return. Therefore, for example, if the closing level of the underlying basket on the call observation date were determined to be 120.000% of the initial underlying basket level, your securities would be automatically called and the amount in cash that we would deliver on your securities on the call payment date would be 119.60% of the face amount of your securities or $11.96 for each $10 of the face amount of your securities. Even if the closing level of the underlying basket on the call observation date exceeds the autocall barrier, causing the securities to be automatically called, the amount in cash payable on the call payment date will be limited due to the call return, and you will not participate in any increase in the closing level of the underlying basket above the autocall barrier on the call observation date.

Hypothetical Cash Settlement Amount at Maturity

If the securities are not automatically called on the call observation date (i.e., on the call observation date the closing level of the underlying basket is less than the autocall barrier) the cash settlement amount we would deliver for each $10 face amount of your securities on the stated maturity date will depend on the performance of the underlying basket on the determination date, as shown in the table below. The table below assumes that the securities have not been automatically called on the call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlying basket levels and are expressed as percentages of the initial underlying basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying basket level, and are expressed as percentages of the face amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered securities on the stated maturity date would equal 100.000% of the face amount of a security, based on the corresponding hypothetical final underlying basket level and the assumptions noted above.

The Securities Have Not Been Automatically Called

Hypothetical Final Underlying Basket Level	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlying Basket Level)	(as Percentage of Face Amount)
175.000%	212.500%
150.000%	175.000%
125.000%	137.500%
110.000%	115.000%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
75.000%	100.000%
74.999%	74.999%
50.000%	50.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%

If, for example, the securities have not been automatically called on the call observation date and the final underlying basket level were determined to be 25.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your securities at maturity would be 25.000% of the face amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to face amount you would lose a correspondingly higher percentage of your investment).

Alternatively, if, for example, the securities have not been automatically called on the call observation date and the final underlying basket level were determined to be 90.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your securities at maturity would be 100.000% of the face amount of your securities, as shown in the table above.

If, however, the securities have not been automatically called on the call observation date and the final underlying basket level were determined to be 125.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your securities at maturity would be 137.500% of the face amount of your securities, as shown in the table above. Since the hypothetical final underlying basket level is greater than the initial underlying basket level, the underlying basket return is enhanced by the upside gearing and the cash settlement amount that we would deliver on your securities at maturity would be 137.500% of the face amount of your securities, as shown in the table above.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your securities) that we would pay on your securities on the stated maturity date, if the final underlying basket level were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlying basket level of less than 75.000% (the section left of the 75.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than

100.000% of the face amount of your securities (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the securities.

The amounts shown above are entirely hypothetical; they are based on hypothetical market prices for the basket stocks that may not be achieved on the call observation date or the determination date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in any offered securities. The hypothetical amounts on securities held to the stated maturity date in the examples above assume you purchased your securities at their face amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page PS-13.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the securities may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page PS-13. The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlying basket on any day, the final underlying basket level or what the market value of your securities will be on any particular trading day, nor can we predict the relationship between the closing price of each basket stock and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive on the call payment date or at maturity, if any, and the rate of return on the offered securities will depend on whether or not the securities are automatically called, the actual initial basket stock price of each basket stock and the call return, which we will set on the trade date, and the actual closing levels of the underlying basket and the actual final underlying basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your securities on the call payment date or the stated maturity date, if any, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR SECURITIES

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the basket stocks. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Without limiting the foregoing, for certain risks and considerations related to conflicts of interest, including calculation agent discretion and hedging activities, see “Additional Risk Factors Specific to the Notes — Risks Related to Structure, Valuation and Secondary Market Sales — The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes” and “Additional Risk Factors Specific to the Notes — Risks Related to Conflicts of Interest — Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes” in the accompanying general terms supplement.

Risks Related to Structure, Valuation and Secondary Market Sales

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The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Securities”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the trade date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

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The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the basket stocks, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

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You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Assuming your securities are not automatically called, the cash settlement amount on your securities, if any, on the stated maturity date will be based on the performance of a weighted basket comprised of the basket stocks as measured from the initial underlying basket level of 100.00 to the final underlying basket level on the determination date. If the final underlying basket level is less than the downside threshold, you will have a loss for each $10 of the face amount of your securities equal to the product of $10 times the underlying basket return. Thus, you may lose your entire investment in the securities, which would include any premium to face amount you paid when you purchased the securities.

Also, the application of the downside threshold applies only at maturity and the market price of your securities prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

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The Return on Your Securities May Change Significantly Despite Only a Small Change in the Underlying Basket Level

If the final underlying basket level is less than the downside threshold, you will receive less than the face amount of your securities and you could lose all or a substantial portion of your investment in the securities. This means that while a decrease in the final underlying basket level to the downside threshold will not result in a loss of principal on the securities, a decrease in the final underlying basket level to less than the downside threshold will result in a loss of a significant portion of the face amount of the securities despite only a small change in the level of the underlying basket.

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The Amount in Cash You Will Receive on the Call Payment Date or on the Stated Maturity Date Is Not Linked to the Closing Level of the Underlying Basket at Any Time Other Than on the Call Observation Date or the Determination Date, as the Case May Be

The amount in cash that you will receive on the call payment date, if any, will be paid only if the closing level of the underlying basket on the call observation date is greater than or equal to the autocall barrier. Therefore, the closing level of the underlying basket on dates other than the call observation date will have no effect on any amount paid in respect of your securities on the call payment date. In addition, the cash settlement amount you will receive on the stated maturity date, if any, will be based on the closing level of the underlying basket on the determination date. Therefore, for example, if the closing level of the underlying basket dropped precipitously on the determination date, the cash settlement amount for the securities would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing level of the underlying basket prior to such drop. Although the actual closing level of the underlying basket on the call payment date, stated maturity date or at other times during the life of the securities may be higher than the closing level of the underlying basket on the call observation date or the determination date, you will not benefit from the closing levels of the underlying basket at any time other than on the call observation date or on the determination date.

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The Amount You Will Receive on the Call Payment Date Will Be Limited Due to the Call Return

Regardless of the closing level of the underlying basket on the call observation date, the amount in cash you may receive on the call payment date is limited. Even if the closing level of the underlying basket on the call observation date exceeds the autocall barrier, causing the securities to be automatically called, the amount in cash payable on the call payment date will be limited due to the call return, and you will not participate in any increase in the closing level of the underlying basket above the autocall barrier on the call observation date. If your securities are automatically called on the call observation date, the maximum payment you will receive for each $10 face amount of your securities will depend on the call return. Additionally, the autocall barrier does not apply on the determination date and you will not be entitled to the call return on the stated maturity date. Assuming your securities are not automatically called and the final underlying basket level is less than the downside threshold, you will be fully exposed to the decline in the level of the underlying basket from the trade date to the determination date and you may lose a significant portion or all of your investment in the securities.

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Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on the call payment date, if, as measured on the call observation date, the closing level of the underlying basket is greater than or equal to the autocall barrier. Therefore, the term for your securities may be reduced and you will not receive any further payments on the securities since your securities will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity. For the avoidance of doubt, if your securities are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

If the securities remain outstanding following the call observation date, it means that the closing level of the underlying basket was less than the autocall barrier on the call observation date. The longer the securities are outstanding from the trade date, the less time remains during which the underlying basket will have an opportunity to increase to or above the autocall barrier to be automatically called. The securities will not be automatically called in the event that the underlying basket does not increase to or beyond the autocall barrier.

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Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, even if the amount payable for your securities on the call payment date or the stated maturity date, as applicable, exceeds the face amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

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There Is Limited Hypothetical Historical Information About the Underlying Basket

The securities are linked to the performance of the underlying basket. Because one of the basket stocks, Credo Technology Group Holding Ltd, has available historical data only from January 27, 2022, hypothetical historical closing levels of the underlying basket are only available beginning January 27, 2022. Because the hypothetical historical underlying basket levels are unavailable prior to January 27, 2022, limited hypothetical historical underlying basket level information is available for you to consider in making an informed decision with respect to the securities.

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The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your securities, including:

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the prices of the basket stocks;
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the volatility — i.e., the frequency and magnitude of changes — in the prices of the basket stocks;

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the dividend rates of the basket stocks;
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economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the market segments of which the basket stocks are a part, and which may affect the market prices of the basket stocks;
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interest rates and yield rates in the market;
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the time remaining until your securities mature; and
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our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market-making transaction. If you sell your securities before maturity, you may receive less than the face amount of your securities or the amount you may receive upon an automatic call or, if the securities are not automatically called, the amount you may receive at maturity.

You cannot predict the future performance of the basket stocks based on their historical performance or the hypothetical historical performance of the underlying basket. The actual performance of the basket stocks over the life of the offered securities and the amount paid on the call payment date or the stated maturity date, as the case may be, may bear little or no relation to the historical closing prices of the basket stocks, to the hypothetical historical closing levels of the underlying basket or to the hypothetical examples shown elsewhere in this pricing supplement.

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Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

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We Will Not Hold Shares of the Basket Stocks for Your Benefit

The indenture governing your securities does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey any shares of the basket stocks acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the basket stocks for your benefit in order to enable you to exchange your securities for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the basket stocks owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

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In Some Circumstances, the Payment You Receive On the Securities May Be Based On the Securities of Another Company and Not the Issuer of a Basket Stock

Following certain corporate events relating to a basket stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the securities of a successor to such basket stock issuer or any cash or any other assets distributed to holders of shares of the basket stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting distribution property under “Anti-dilution Adjustments for Index Stocks” in the accompanying general terms supplement.

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If You Purchase Your Securities at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Face Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The cash settlement amount you will be paid for your securities on the stated maturity date, if any, or the amount you will be paid on the call payment date will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the face amount of the securities, then the return on your investment in such securities held to the call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at face amount. If you purchase your securities at a premium to face amount and hold them to the call payment date or the stated maturity date, the return on your investment in the securities will be lower than it would have been had you purchased the securities at face amount or a discount to face amount.

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A Higher Call Return and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Basket, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Level of the Underlying Basket and, Potentially, a Significant Loss at Maturity

The economic terms for the securities, including the call return and the downside threshold, are based, in part, on the expected volatility of the underlying basket at the time the terms of the securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying basket.

Higher expected volatility with respect to the underlying basket as of the trade date generally indicates a greater expectation as of that date that the final underlying basket level could ultimately be less than the downside threshold on the determination date, which would result in a loss of a significant portion or all of your investment in the securities. At the time the terms of the securities are set, higher expected volatility will generally be reflected in a higher call return and/or a lower downside threshold, as compared to otherwise comparable securities issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the securities prior to maturity) but with one or more different basket stocks. However, there is no guarantee that the higher call return or lower downside threshold set for your securities on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of your securities not being automatically called or of losing some or all of your investment in the securities.

A relatively higher call return (as compared to otherwise comparable securities), which would increase the positive return if the closing level of the underlying basket is greater than or equal to the autocall barrier on the call observation date, generally indicates an increased risk that your securities will not be automatically called on the call payment date.

Similarly, a relatively lower downside threshold (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the level of the underlying basket will decrease substantially. This would result in a significant loss at maturity if the final underlying basket level is less than the downside threshold. Further, a relatively lower downside threshold may not indicate that the securities have a greater likelihood of a return of principal at maturity based on the performance of the underlying basket.

You should not take the historical volatility of the underlying basket as an indication of its future volatility. You should be willing to accept the downside market risk of the underlying basket and the potential to lose a significant portion or all of your investment in the securities.

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You Have No Shareholder Rights or Rights to Receive Any Basket Stock

Investing in your securities will not make you a holder of any of the basket stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the basket stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the basket stocks or any other rights of a holder of any shares of the basket stocks. Your securities will be paid in cash and you will have no right to receive delivery of any shares of the basket stocks.

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The Lower Performance of One Basket Stock May Offset an Increase in the Other Basket Stocks

Declines in the price of one basket stock may offset increases in the prices of the other basket stocks. As a result, any return on the underlying basket — and thus on your securities — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your securities at maturity.

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There Is No Affiliation Between the Basket Stock Issuers and Us

Goldman Sachs is not affiliated with the basket stock issuers. However, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket stock issuers. You, as an investor in your security, should make your own investigation into the basket stock issuers.

The basket stock issuers are not involved in this offering of your securities in any way and do not have any obligation of any sort with respect to your securities. Thus, the basket stock issuers do not have any obligation to take your interests into consideration for any reason, including in taking or not taking any corporate actions that might affect the value of your securities.

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We May Sell an Additional Aggregate Face Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the Class A Common Stock of AppLovin Corporation and an Ordinary Share of Credo Technology Group Holding Ltd

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The Basket Stocks Have a Very Limited Trading History

Your securities are linked, in part, to basket stocks that have only recently commenced public trading and, therefore, have very limited historical performance. Because each such basket stock has no historical closing price prior to the completion of its initial public offering, limited historical information will be available for you to consider in making an independent investigation of its performance, which may make it difficult for you to make an informed decision with respect to the securities. Further, because each such basket stock has a very limited trading history, your investment in the securities may involve greater risks than an investment in securities linked to the securities of companies with a more established record of performance. For additional information about the basket stocks, see “The Underlying Basket and The Basket Stocks”. No future performance of a basket stock can be predicted based on the historical performance information described herein.

Additional Risks Related to the ADSs of Alibaba Group Holding Limited and Taiwan Semiconductor Manufacturing Company Limited

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An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities

Your securities are linked, in part, to ADSs representing interests in foreign equity securities. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than the U.S. securities markets or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

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The Offered Securities Are Subject to Foreign Currency Exchange Rate Risk

The ADSs are quoted and traded in U.S. dollars on U.S. stock exchanges, while the securities represented thereby are quoted and traded in the relevant foreign currency on other stock exchanges. Therefore, fluctuations in the exchange rate between currencies in which the securities represented by the ADSs are quoted and traded and the U.S. dollar will likely affect the relative value of the ADSs. As a result, the market price of the ADSs trading on the U.S. stock exchanges will likely be affected. These trading differences and currency exchange rates may affect the closing prices of the ADSs and, as a result, the market value of the securities.

Foreign currency exchange rates vary over time, and may vary considerably during the life of your securities. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

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rates of inflation;
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interest rate levels;

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the balance of payments among countries;
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the extent of government surpluses or deficits in the relevant foreign country and the United States; and
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other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The price of the securities and any payment on the securities could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the ADSs or other de facto restrictions on the repatriation of U.S. dollars.

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There Are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of the Securities Represented By the ADSs

You should be aware that your return on the securities is linked, in part, to the price of the ADSs and not to the relevant securities that they represent. There are important differences between the rights of holders of ADSs and the rights of holders of the securities represented by the ADSs. Each ADS is a security evidenced by an American depositary receipt that typically represents one or a fraction of one represented security. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, the applicable basket stock issuer, and holders of the ADSs, which may be different from the rights of holders of the applicable securities represented by the ADSs. For example, an basket stock issuer may make distributions in respect of the securities represented by the ADSs that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the securities represented by the ADSs may be significant and may materially and adversely affect the value of the ADSs and, as a result, the securities.

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Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Negatively Affect Your Investment in the Securities

Government regulatory action, including legislative acts and executive orders, could negatively affect your investment in the securities in a variety of ways, depending on the nature of such government regulatory action. For example, recently enacted legislation in the United States could lead to a prohibition on trading in the United States of the basket stock if the Public Company Accounting Oversight Board is prevented from performing inspections relating to the basket stock issuer by its jurisdiction of organization. Such legislation could have a material and negative effect on the basket stock issuer, the basket stock price and your return on the securities.

Further, recent executive orders issued by the U.S. Government prohibit U.S. persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to the offered securities due to determinations regarding the basket stock, the value of the securities could be materially and negatively affected, and transactions in, or holdings of, the securities may become prohibited under United States law. Any such action could result in the loss of a significant portion or all of your investment in the securities, including if you attempt to divest the securities at a time when the value of the securities has declined.

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered securities with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered securities could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered securities. This is discussed in more detail under “Employee Retirement Income Security Act” below.

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The Tax Consequences of an Investment in Your Securities Are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

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Your Securities May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to all or a portion of your securities. If all or a portion of your securities were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your securities would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

The Underlying Basket and The Basket stocks

The table set forth under “Key Terms — Underlying basket” above lists the basket stocks and related information, including their corresponding current Bloomberg tickers, current primary listings, initial weights in the basket, initial weighted values and initial basket stock prices. The initial basket stock prices will not be determined until the trade date. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the underlying basket return, and, consequently, the amount payable on your securities, if any, on the call payment date or the stated maturity date. Our offering of the securities does not constitute our recommendation or the recommendation of our affiliates to invest in the basket, any basket stock or the securities. You should make your own investigation of the basket stocks and the basket stock issuers and whether to obtain exposure to the basket through an investment in the securities.

Each of the basket stock issuers is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files financial and other information with the Securities and Exchange Commission (“SEC”). Periodic reports, proxy and information statements and other information filed by the basket stock issuers are available at sec.gov. You should make your own investigation of the basket stocks and the basket stock issuers (and whether to obtain exposure to the basket through an investment in the securities) by reading these reports and filings to understand the risks of each of the basket stocks and the basket stock issuers.

Historical Closing Prices of the basket stocks

The closing prices of the basket stocks have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket stocks have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing prices of the basket stocks during the period shown below is not an indication that the basket stocks are more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing levels of the underlying basket or the basket stocks as an indication of the future performance of the underlying basket or the basket stocks, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying basket or the basket stocks will result in you receiving an amount greater than the outstanding face amount of your securities, or that you will not incur a loss on your investment, on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying basket or the basket stocks. Before investing in the offered securities, you should consult publicly available information to determine the price of the basket stocks between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent prices of the basket stocks. The actual performance of the underlying basket and the basket stocks over the life of the offered securities, as well as the cash settlement amount at maturity, may bear little relation to the historical prices shown below.

The graphs below, except where otherwise indicated, show the daily historical closing prices of each basket stock from January 1, 2021 through April 16, 2026, adjusted for corporate events, if applicable. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the closing prices in the graphs below from Bloomberg Financial Services, without independent verification.

According to publicly available information, Advanced Energy Industries, Inc. designs, manufactures, sells and supports precision power products. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-26966.

Historical Performance of Advanced Energy Industries, Inc.

According to publicly available information, Advanced Micro Devices, Inc. provides technology that powers experiences across cloud and artificial intelligence infrastructure, embedded systems, artificial intelligence personal computers and gaming. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-07882.

Historical Performance of Advanced Micro Devices, Inc.

According to publicly available information, Alibaba Group Holding Limited is an e-commerce and cloud company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36614.

Historical Performance of Alibaba Group Holding Limited

According to publicly available information, Alphabet Inc. is a collection of businesses — the largest of which is Google. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-37580. The daily historical closing prices for Alphabet Inc. in the graph below have been adjusted for a 20-for-1 stock split that became effective before the market open on July 15, 2022.

Historical Performance of Alphabet Inc. – Class C

According to publicly available information, Amazon.com, Inc. is an e-commerce company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-22513. The daily historical closing prices for Amazon.com, Inc. in the graph below have been adjusted for a 20-for-1 stock split that became effective before the market open on June 6, 2022.

Historical Performance of Amazon.com, Inc.

According to publicly available information, Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories, and sells a variety of related services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36743.

Historical Performance of Apple Inc.

According to publicly available information, Applied Materials, Inc. designs, develops, produces, and services the critical wafer fabrication and display fabrication tools its customers need to manufacture semiconductors and displays. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-06920.

Historical Performance of Applied Materials, Inc.

According to publicly available information, AppLovin Corporation provides end-to-end artificial intelligence-powered advertising solutions for businesses to reach, monetize and grow their global audience and operates a portfolio of owned mobile apps. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-40325. The graph below shows the daily historical closing prices of AppLovin Corporation from the completion of its initial public offering on April 15, 2021 through April 16, 2026.

Historical Performance of AppLovin Corporation

According to publicly available information, Arista Networks, Inc. enables its customers to access all their centers of data with a network that interconnects four primary domains: artificial intelligence centers, data centers, campus centers, and wide area network centers. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36468. The daily historical closing prices for Arista Networks, Inc. in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on November 18, 2021 and a 4-for-1 stock split that became effective before the market open on December 4, 2024.

Historical Performance of Arista Networks, Inc.

According to publicly available information, ASML Holding NV designs and integrates lithography systems with computational tools, metrology and inspection systems, and process control software solutions. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33463.

Historical Performance of ASML Holding NV

According to publicly available information, Broadcom Inc. designs, develops and supplies a broad range of semiconductor and infrastructure software solutions. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-38449. The daily historical closing prices for Broadcom Inc. in the graph below have been adjusted for a 10-for-1 stock split that became effective before the market open on July 15, 2024.

Historical Performance of Broadcom Inc.

According to publicly available information, Capital One Financial Corporation is a financial services holding company with banking and non-banking subsidiaries. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-13300.

Historical Performance of Capital One Financial Corporation

According to publicly available information, Coherent Corp. is a vertically integrated manufacturing company that develops, manufactures, and markets lasers, transceivers, and other optical and optoelectronic devices, modules, and systems, as well as engineered materials, for use in the communications, industrial, instrumentation and electronics markets. On July 1, 2022, II-VI Incorporated completed its acquisition of Coherent, Inc. Subsequently, on September 8, 2022, II-VI Incorporated changed its name to Coherent Corp. and began trading under the ticker symbol “COHR” on the Nasdaq Global Select Market. On February 23, 2023, Coherent Corp. transferred the listing of its common stock from the Nasdaq Global Select Market to the New York Stock Exchange. In the graph, the closing prices to the left of the vertical solid line marker reflect the historical closing prices of Coherent Corp. prior to the acquisition. Closing prices to the right of the vertical solid line marker reflect the historical closing prices of Coherent Corp. after the acquisition. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-39375.

Historical Performance of Coherent Corp. (formerly II-VI Incorporated)

According to publicly available information, Credo Technology Group Holding Ltd delivers solutions that enable artificial intelligence-driven applications. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-41249. The graph below shows the daily historical closing prices of Credo Technology Group Holding Ltd from the completion of its initial public offering on January 27, 2022 through April 16, 2026.

Historical Performance of Credo Technology Group Holding Ltd

According to publicly available information, Digital Realty Trust, Inc. is a provider of data center, colocation and interconnection solutions. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-32336.

Historical Performance of Digital Realty Trust, Inc.

According to publicly available information, Intuit Inc. is a global financial technology platform. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-21180.

Historical Performance of Intuit Inc.

According to publicly available information, Marvell Technology, Inc. is a supplier of data infrastructure semiconductor solutions. On April 20, 2021, Marvell Technology, Inc. began trading under the ticker symbol “MRVL” on the Nasdaq Global Select Market after a merger and reorganization. Prior to April 20, 2021, shares of Marvell Technology Group Ltd. (Marvell Technology, Inc.’s prior parent company) traded under the ticker symbol “MRVL”. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-40357. In the graph, the closing prices to the left of the vertical solid line marker reflect the historical closing prices of Marvell Technology Group Ltd. (Marvell Technology, Inc.’s prior parent company). Closing prices to the right of the vertical solid line marker reflect the historical closing prices of Marvell Technology, Inc.

Historical Performance of Marvell Technology, Inc.

According to publicly available information, Meta Platforms, Inc. (formerly Facebook, Inc.) builds products that enable people to connect and share through mobile devices, personal computers, virtual reality headsets, and AI glasses. On June 9, 2022, Meta Platforms, Inc. began trading under the ticker symbol “META” on the Nasdaq Global Select Market. Prior to June 9, 2022, Meta Platforms, Inc. traded under the ticker symbol “FB”. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35551.

Historical Performance of Meta Platforms, Inc. (formerly Facebook, Inc.)

According to publicly available information, Micron Technology, Inc. provides memory and storage solutions. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-10658.

Historical Performance of Micron Technology, Inc.

According to publicly available information, Microsoft Corporation is a technology company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-37845.

Historical Performance of Microsoft Corporation

According to publicly available information, Netflix, Inc. is an entertainment services company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35727. The daily historical closing levels for Netflix, Inc. in the graph below have been adjusted for a 10-for-1 stock split that became effective before the market open on November 17, 2025.

Historical Performance of Netflix, Inc.

According to publicly available information, NVIDIA Corporation is a data center scale artificial intelligence infrastructure company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-23985. The daily historical closing prices for NVIDIA Corporation in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on July 20, 2021 and a 10-for-1 stock split that became effective before the market open on June 10, 2024.

Historical Performance of NVIDIA Corporation

According to publicly available information, Oracle Corporation provides products and services that address enterprise information technology needs. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35992.

Historical Performance of Oracle Corporation

According to publicly available information, Rockwell Automation, Inc. is an industrial automation and digital transformation company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-12383.

Historical Performance of Rockwell Automation, Inc.

According to publicly available information, ServiceNow, Inc. delivers solutions that help public and private organizations govern, secure and manage artificial intelligence and digitalize and streamline workflows. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35580. The daily historical closing levels for ServiceNow, Inc. in the graph below have been adjusted for a 5-for-1 stock split that became effective before the market open on December 18, 2025.

Historical Performance of ServiceNow, Inc.

According to publicly available information, Shopify Inc. provides internet infrastructure for commerce. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001- 37400. The daily historical closing prices for Shopify Inc. in the graph below have been adjusted for a 10-for-1 stock split that became effective before the market open on June 29, 2022.

Historical Performance of Shopify, Inc.

According to publicly available information, Snowflake Inc. provides a cloud computing platform. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-39504.

Historical Performance of Snowflake Inc.

According to publicly available information, Taiwan Semiconductor Manufacturing Company Limited manufactures semiconductors using manufacturing processes for their customers based on integrated circuit designs. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14700.

Historical Performance of Taiwan Semiconductor Manufacturing Company Limited

According to publicly available information, Uber Technologies, Inc. is a technology platform for ridesharing services and meal preparation, grocery and other delivery services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-38902.

Historical Performance of Uber Technologies, Inc.

According to publicly available information, Verizon Communications Inc. is a provider of communications, technology, information and streaming products and services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-08606.

Historical Performance of Verizon Communications Inc.

According to publicly available information, Visa Inc. is a digital payments company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33977.

Historical Performance of Visa Inc.

Historical Underlying Basket Levels

The following graph is based on the underlying basket closing level for the period from January 27, 2022 through April 16, 2026 assuming that the underlying basket closing level was 100.00 on April 16, 2026. We derived the underlying basket closing levels based on the method to calculate the underlying basket closing level as described in this pricing supplement and on actual closing prices of the relevant basket stocks on the relevant date. The underlying basket closing level has been normalized such that its hypothetical level on April 16, 2026 was 100.00. As noted in this pricing supplement, the initial underlying basket level will be set at 100.00 on the trade date. The underlying basket closing level can increase or decrease due to changes in the prices of the basket stocks. The hypothetical closing levels of the underlying basket begin at January 27, 2022 because one of the basket stocks, Credo Technology Group Holding Ltd, has available historical data only from January 27, 2022.

Historical Performance of the Underlying Basket

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements, and to the extent inconsistent, replaces, the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a life insurance company;
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a regulated investment company;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a tax exempt organization;
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a partnership;
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a person that owns a security as a hedge or that is hedged against interest rate risks;
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a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your securities and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. By purchasing the securities you agree — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the basket stocks. Except as otherwise stated below, the discussion herein assumes that the securities will be so treated.

Upon the sale, exchange, redemption or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to all or a portion of your securities. If all or a portion of your securities were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your securities would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

We will not attempt to ascertain whether any of the basket stock issuers would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code. If any of the basket stock issuers were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a United States holder. You should refer to information filed with the SEC and other authorities by the basket stock issuers and consult your tax advisor regarding the possible consequences to you, if any, if any of the basket stock issuers is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases securities at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity or upon redemption would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of instruments such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determines that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of securities and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
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an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your securities at maturity or redemption and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity or redemption with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we, or the applicable withholding agent, will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisor in this regard.

We will not attempt to ascertain whether any of the basket stock issuers would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Internal Revenue Code. If any of the basket stock issuers were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a non-United States holder. You should refer to information filed with the SEC and other authorities by the basket stock issuers and consult your tax advisor regarding the possible consequences to you, if any, if any of the basket stock issuers is or becomes a USRPHC.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities at maturity or redemption to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the basket stocks during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we, or the applicable withholding agent, would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the original issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. GS&Co. will sell the securities to UBS Financial Services Inc., the selling agent, at 100% of the face amount of the securities. UBS Financial Services Inc. will sell the securities to fee-based advisory accounts for which it is an investment advisor and will not receive any underwriting discount or any sales commission relating to these sales. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In connection with the initial offering of the securities, the minimum face amount of securities that may be purchased by any investor is $1,000.

We expect to deliver the securities against payment therefor in New York, New York on April 29, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

The securities will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Trigger Autocallable GEARS Linked to an Equally Weighted Basket of Stocks due

guaranteed by
The Goldman Sachs Group, Inc.

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Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent